Exhibit (d)(2)

June 29, 2016

PRIVATE & CONFIDENTIAL

Mill Road Capital Management LLC

382 Greenwich Avenue, Suite One

Greenwich, CT 06830

Attention: Thomas E. Lynch

Re:  Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by Mill Road Capital Management LLC (“you”) of a possible negotiated transaction with (a “Possible Transaction”) Skullcandy, Inc. and/or its subsidiaries, affiliates or divisions (collectively, with such subsidiaries, affiliates and divisions, the “Company” and, together with you, the “Parties”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “affiliates” has the meaning given to it under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The term “Representatives” (i) with respect to you, shall only include your officers, managers, directors, general partners, employees, outside counsel, accountants and consultants and, subject to (a) receipt of prior written consent of the Company and (b) compliance with Section 2 below, shall also include your financial advisors and potential sources of equity or debt financing (and their respective counsel), and (ii) with respect to the Company, shall include its members, directors, shareholders, officers, employees, agents, affiliates, partners, and advisors and those of its subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants and financial advisors). Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information it deems advisable to not make available.

1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company to you or to your Representatives, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives to the extent they contain, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement, (ii) was within your possession on a non-confidential basis prior to it being furnished to you by or on behalf of the Company or any of its Representatives, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives after the date hereof, provided that you do not know or have reason to believe that the source is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information or (iv) is independently developed by you or your employees without the benefit of any Evaluation Material.

2. Use and Disclosure of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that would result to the Company if any information contained therein is disclosed to a third party. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that subject to the remainder of this Section 2 below, (i) you may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by you or any of your Representatives, and, at your sole expense, to take all commercially reasonable measures to restrain yourself and your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, the Parties hereby agree that, without the prior written consent of the other, the Parties will not, and will cause their Representatives not to, disclose to any other person the fact that you or your Representative have received Evaluation Material or that Evaluation Material has been made available to you or your Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information,” provided that the foregoing shall not prohibit disclosure of matters that may be required to be disclosed under applicable securities laws or exchange rules, including without limitation any matters legally required to be disclosed on Schedule 13D or Schedule 13D/A) and provided further, nothing contained herein shall prohibit the Company from complying with the terms of that certain Agreement and Plan of Merger dated June 23, 2016 by and among the Company, Incipio, LLC, and Power Merger Sub, Inc. You further agree that, without the prior written consent of the Company, you and your Representatives will not, directly or indirectly, consult or share Evaluation Material or Discussion Information with, or enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any co-investor, source of equity financing or other person

(other than the Company) regarding a Possible Transaction, including, without limitation, discussions or other communications with any prospective bidder for the Company with respect to (i) whether or not you or such other prospective bidder will make a bid or offer for the Company or (ii) the price that you or such other bidder may bid or offer for the Company; provided, however, the Company hereby consents to you engaging in preliminary discussions with, and sharing Evaluation Material and Discussion Information with, SKDY, LLC (including Richard P. Alden) provided that no agreement, arrangement or formal understanding shall be entered into with SKDY, LLC (including Richard P. Alden or their affiliates) regarding a Possible Transaction without the prior consent of the Company. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or as may be required under applicable securities laws, including without limitation any matters legally required to be disclosed on Schedule 13D or Schedule 13D/A) to disclose any of the Evaluation Material or Discussion Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless legally compelled to disclose Evaluation Material or Discussion Information, you or your Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which is legally required to be disclosed, provided that you use your commercially reasonable efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, if reasonably requested by the Company and to the extent permitted by applicable law, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information; and provided further that, to the extent legally permissible, you shall promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

3. Return and Destruction of Evaluation Material. In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company in its sole discretion and for any reason, and in any event no later than 11:59 p.m. (EST) on July 23, 2016 (unless informed otherwise by the Company), you will promptly (and in any case within seven days of the Company’s request) deliver, at your expense, to the Company or destroy all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of the Company. In the event of such a decision or request, all other Evaluation Material shall be returned or destroyed and no copy thereof shall be retained, and, upon the Company’s request, you shall provide the Company with prompt (and in any case within seven days of the Company’s request) written confirmation of your compliance with this paragraph; provided, however, that one copy of all Evaluation Material may be kept by your outside counsel for evidentiary purposes. It is understood that information in an intangible or electronic format containing Information that cannot readily be removed, erased or otherwise deleted from archival systems (also known as “computer or system back-ups”) need not be removed, erased or otherwise deleted, but that such information will continue to be subject to the terms of this letter agreement and you and your Representatives shall continue to be bound by this letter agreement with respect to such Evaluation Material. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

4. No Representations or Warranties. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5. No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of eighteen (18) months from the date hereof, neither you nor any of your affiliates or Representatives (nor any person acting on behalf of or in concert with you or any of your affiliates or Representatives) will, without the prior written consent of the Company, directly or indirectly, solicit to employ any of the officers or employees of the Company serving as such as of the date of this letter agreement or at any time during the term of this letter agreement; provided, however, that you may engage in general solicitations for employees in the ordinary course of business and consistent with past practice so long as such solicitations are not directed towards officers or employees of the Company.

6. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7. Intentionally Omitted.

8. No Agreement. The Parties understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction unless and until you and the Company shall have entered into a final definitive agreement. The Parties also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. The Parties further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

9. No Waiver of Rights. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10. Remedies. It is understood and agreed that money damages may not be an adequate remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. You further agree to waive any requirements for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines (in a judgment not subject to further appeal or for which the time for appeal has expired), that you or any of your Representatives have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom. If such court determines (in a judgment not subject to further appeal or for which the time for appeal has expired) that neither you nor any of your Representatives have breached this letter agreement, then the Company will pay your reasonable legal fees incurred in connection with such litigation and any appeal therefrom.

11. Governing Law. This letter agreement is for the benefit of the Company (and its subsidiaries and affiliates) and its Representatives, and shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction.

12. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter, and shall not be subsequently limited, modified or amended by any “clickthrough” agreement relating to the confidentiality of the Evaluation Material agreed to by you in connection with your access to any data site maintained in connection with a Possible Transaction.

13. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

14. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

15. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

16. Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company shall be made through Peter J. Solomon Company or the Company’s outside legal counsel. Neither you nor any of your Representatives will contact any third party with whom the Company or any of its subsidiaries has a business or other relationship (including without limitation any director, officer, employee, customer, supplier, stockholder or creditor of the Company or any of its subsidiaries) in connection with a Possible Transaction without the Company’s prior written consent.

17. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.

18. Third Party Beneficiaries. Nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

19. Termination. This letter agreement shall automatically terminate on the second anniversary of the date hereof; provided, however, that no such termination shall relieve either Party or any other person from liability relating to any breach of this letter agreement occurring prior to such termination and that Sections 1, 2, 3, 10, 11, 12, 13, 17 and 18 of this letter agreement shall survive until the third anniversary of the date hereof.

20. Securities Filings. Notwithstanding anything to the contrary herein and for the avoidance of doubt, nothing herein shall be deemed to limit the Parties ability to comply with applicable securities laws, including the making of any filings on Schedule 13D or Schedule 13D/A with the Securities and Exchange Commission.

[Signature Page Follows]

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

SKULLCANDY, INC.

By:

	Name:	PATRICK GROSS
	Title:	CLO

CONFIRMED AND AGREED
as of the date written above:

Mill Road Capital Management LLC

By:

	Name:	Scott Scharfman
	Title:	Management Committee Director

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

SKULLCANDY, INC.

By:

Name:
Title:

CONFIRMED AND AGREED
as of the date written above:

Mill Road Capital Management LLC

By:

	Name:	Scott Scharfman
	Title:	Management Committee Director